EXHIBIT C

                                                                  CONFORMED COPY


                                ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (the "Agreement") dated as of October 28, 2002, by and among Welsh, Carson, Anderson & Stowe VIII, L.P. a Delaware limited partnership (hereinafter called "WCAS VIII") and JPMorgan Chase Bank (hereinafter called the "Escrow Agent").

                                   WITNESSETH:

          WHEREAS, WCAS VIII is the holder of certain (i) 11% Senior Notes due 2007 (the "11% Senior Notes"), (ii) 8 7/8% Senior Notes due 2008 (the "8 7/8% Senior Notes") and (iii) 9 3/4% Senior Notes due 2008 (the "9 3/4% Senior Notes" together with the 11% Senior Notes and the 8 7/8% Senior Notes, the "Senior Notes") of ITC DeltaCom, Inc. a Delaware corporation ("ITC"). ITC desires to have $15,031,000 face value amount of the 11% Senior Notes, $34,416,000 face value amount of the 8 7/8% Senior Notes and $24,957,000 face value amount of the 9 3/4% Senior Notes held by the Escrow Agent subject to the terms and conditions set forth herein.

          WHEREAS, Pursuant to ITC's Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as revised (the "Plan"), which was approved by the US Bankruptcy Court for the District of Delaware on October 17, 2002, the Senior Notes are expected to be cancelled and exchanged for shares of Common Stock, $.01 par value per share (the "Common Stock"), of ITC. WCAS VIII desires to have the Escrow Agent hold the Senior Notes and the shares of Common Stock exchanged therefor (the "Shares" and together with the Senior Notes, the "Securities") in escrow for and on account of WCAS VIII subject to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

          1. WCAS VIII hereby appoints and designates the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

               (a) WCAS VIII will cause the Senior Notes to be delivered to the Escrow Agent at the address set forth in Paragraph 15 of this Agreement and WCAS VIII hereby assigns and transfers the Senior Notes to the Escrow Agent to be held by the Escrow Agent pursuant to this Agreement and will cooperate to register such Senior Notes in the name of the Escrow Agent.

               (b) Upon cancellation of the Senior Notes in connection with the Plan, the Escrow Agent shall, at the written instruction of WCAS VIII, take such actions as may be required pursuant to the Plan to exchange the Senior Notes for the Shares.

               (c) The Escrow Agent shall hold, subject to the terms and conditions hereof, the Securities (such securities, including any cash exchanged therefor and any accretions

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thereto and reductions therefrom, and any interest and dividends earned thereon and distributions and exchanges made with respect thereto, being the "Escrow Account").

          2. During the term of this Escrow Agreement, the Escrow Agent shall maintain the Escrow Account as follows:

               (a) The Escrow Account shall reflect (i) the Securities plus (ii) any interest, dividends, distributions and exchanges received or accrued but unpaid in respect of the Securities included in the Escrow Account, minus (iii) any securities distributed to WCAS VIII pursuant to this Agreement, plus (iv) amounts, if any, earned or realized on any cash or Permitted Investments allocated to the Escrow Account.

               (b) All amounts earned or received with respect to cash or any Permitted Investments shall be subject to the terms of this Escrow Agreement and shall become part of the Escrow Account. Cash, if any, held in any Escrow Account shall, pending disbursement, be invested in Permitted Investments. For purposes of this Escrow Agreement, "Permitted Investment" shall mean (i) JPMorgan Chase Bank Cash Escrow Product maintained by Escrow Agent's affiliate,
(ii) money market funds investing primarily in short-term United States Treasury securities including without limitation, the JPMorgan Fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, (iii) obligations of or obligations guaranteed by the United States of America, either outright or in connection with repurchase agreements covering such obligations, with a maturity not later than one (1) year from the date of investment and (iv) such other investments as may be specified by WCAS VIII in writing, from time to time. All trust investment orders involving Treasuries, commercial paper and other direct investments will be executed through J.P. Morgan Fleming Asset Management ("JPFAM"), in the investment management division of J.P. Morgan Chase. Subject to the principles of best execution, transactions are effected on behalf of the account through broker-dealer selected by JPFAM. In this regard, JPFAM seeks to attain the best overall result for the account, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. In no event shall any cash held in the Escrow Account be invested in a manner that would prevent such account from being immediately liquidated. If the Escrow Agent receives no investment direction from WCAS VIII, any cash held in the Escrow Account shall be invested in the JPMorgan Chase Bank Cash Escrow Product. Investments may be executed by the Escrow Agent's own or its Affiliates commercial or bond department.

               (c) The Escrow Agent shall have the right to liquidate any investments held, in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account or any earnings thereon.

          3. Upon the written instruction of WCAS VIII to the Escrow Agent requesting return of the Senior Notes, the Escrow Agent shall assign and deliver the Senior Notes held in the Escrow Account to WCAS VIII or to a person designated by WCAS VIII, together

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with the remainder of the contents of the Escrow Account, if any. Upon such delivery by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Paragraph 12 hereunder, which Paragraph shall survive such termination.

          4. Upon the written instruction of WCAS VIII to the Escrow Agent requesting sale of the Securities, the Escrow Agent shall sell the Securities and deliver to WCAS VIII or to a person designated by WCAS VIII all of the proceeds of such sale together with the remainder of the contents of the Escrow Account, if any. Upon delivery by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Paragraph 12 hereunder, which Paragraph shall survive such termination.

          5. Upon the written instruction of WCAS VIII to the Escrow Agent requesting delivery of the Shares, the Escrow Agent shall cause the Shares held in the Escrow Account to be assigned and delivered to WCAS VIII or to a person designated by WCAS VIII together with the remainder of the contents of the Escrow Account, if any. Upon such delivery by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Paragraph 12 hereunder, which Paragraph shall survive such termination.

          6. On any matter submitted to a vote of the noteholders of ITC, the Escrow Agent shall vote (or cause to be voted) in person or by proxy the Senior Notes held by the Escrow Agent as directed by WCAS VIII.

          7. On any matter submitted to a vote of stockholders of ITC, the Escrow Agent shall vote (or cause to be voted) in person or by proxy the Shares held by the Escrow Agent in the same proportion and in the same manner as the shares of outstanding Common Stock not held by the Escrow Agent have been voted on any such matter.

          8. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit payments, if any, that may be due it hereunder.

          9. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful misconduct was the primary cause of any loss to WCAS VIII. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

          10. The Escrow Agent may resign for any reason, upon thirty (30) calendar days prior written notice to WCAS VIII. Upon expiration of such thirty-day period, the Escrow Agent may deliver all Securities and other property in its possession, after the payment of all fees and expenses of the Escrow Agent, under this Agreement to any successor escrow agent

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appointed by WCAS VIII, or if no successor escrow agent has been so appointed, to any court of competent jurisdiction in the State of New York. Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Agreement. A termination under this paragraph shall in no way affect reimbursement of expenses, indemnity and fees. The Escrow Agent shall have the right to deduct cash and stock from the Escrow Account to be transferred to any successor agent for any unpaid fees and expenses in accordance with this Paragraph.

          11. WCAS VIII hereby agrees to (i) pay the Escrow Agent upon execution of this Agreement reasonable compensation for the services to be rendered hereunder, as described in Schedule 1 attached hereto, and (ii) pay or reimburse the Escrow Agent upon written request for all expenses, disbursement and advances, including reasonable attorneys' fees, incurred or made by it in connection with the preparation, execution, performance, delivery modification and termination of this Agreement.

          12. (a) WCAS VIII hereby agrees to indemnify and hold the Escrow Agent and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees ("Losses") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement.

               (b) In addition to and not in limitation of paragraph 12(a) immediately above, WCAS VIII also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of the Escrow Agent's performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct.

          This Paragraph 12 shall survive termination or expiration of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          13. Within thirty (30) calendar days of the execution and delivery of this Agreement by the parties hereto, WCAS VIII shall provide the Escrow Agent with Tax Identification Numbers, as assigned by the Internal Revenue Service. All dividends and interest and other income, if any (including capital gains) earned on the Escrow Account under this Agreement shall be income of WCAS VIII and all parties hereto shall file all tax returns consistent with such treatment.

          14. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to

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inquire into the terms and provisions of any agreement or instructions, other than outlined in this Agreement.

          15. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by first class mail, postage prepaid, a recognized overnight delivery service, or by facsimile transmission, as follows:

           If to WCAS VIII at:

                  Welsh, Carson, Anderson & Stowe VIII, L.P.
                  320 Park Avenue, Suite 2500
                  New York, NY  10022
                  Attention:    Jonathan Rather
                  Facsimile:    (215) 893-9575

           with, a copy of such notice to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Attention:    Phillip Mills, Esquire
                  Facsimile:    (212) 450-4618

           If to the Escrow Agent:

                  JPMorgan Chase Bank
                  4 New York Plaza 15th Floor
                  New York, NY  10004
                  Attention:    Pauline Fortunato / Lakeesha Middleton
                  Facsimile:    (212) 623-6165

or at such other address or facsimile number as any of the above may have furnished to the other parties in writing in a manner provided in this Paragraph
15. Any such notice or communication given in the manner specified in this Paragraph 15 shall be deemed to have been given as of the date so mailed or otherwise sent except with respect to the Escrow Agent as to which date shall be deemed to have been given on the date received by the Escrow Agent, In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent deems advisable.

          16. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone callback to the person or persons designated on
Schedule 2 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

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               (b) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

          17. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.

          18. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

          19. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          20. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto.

          21. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

          22. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act; provided, that any such successor Escrow Agent shall be a national banking association which has a net worth in excess of $1,000,000,000 and has a principal place of business located in the state of New York.

          23. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws and any action brought hereunder shall be brought in the courts of the State of New York, located in New York City or in the United States District Court for the Southern District of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or

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any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

          24. Any provision of this Escrow Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          25. Unless sooner terminated in accordance with Paragraph 3, this Agreement shall expire on the first anniversary of the date hereof; provided, that if WCAS VIII has not notified the Escrow Agent in accordance with Paragraph 4 or Paragraph 5 hereof prior to such date, the Escrow Agent shall disburse the contents of the Escrow Account as WCAS VIII may direct.

          26. This Agreement and the schedules and documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and undertakings among the parties with respect to such subject matter. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. All agreements, representations and warranties made expressly in this Agreement or in any document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the delivery of any such documents.

          IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date and year first above written.

                             JPMORGAN CHASE BANK


                             By:   /s/ Rola Tseng
                                   -------------------------------------------
                                   Name:    Rola Tseng
                                   Title:   Assistant Vice President

                             WELSH, CARSON, ANDERSON, &
                                    STOWE VIII, L.P.
                             By:   WCAS VIII Associates, LLC,
                                   General Partner


                             By:   /s/ Jonathan M. Rather
                                   -------------------------------------
                                   Name:    Jonathan M. Rather
                                   Title:   Managing Member




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                                                                      Schedule 1



                                Schedule of Fees

          $5,000 per annum without proration for partial years. Fees are payable upon execution.



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                                                                      Schedule 2


                       Telephone Number for Call-Backs and
               Person Designated to Confirm Transfer Instructions

           If to WCAS VIII:

                       Name                      Telephone Number
                       ----                      ----------------

               1.      Jonathan Rather           (215) 893-9575